Exhibit 5.1




                               September 16, 2002

Provectus Pharmaceuticals, Inc.
7327 Oak Ridge Highway
Suite B
Knoxville, TN 37931

         Re:      Registration Statement on Form S-8

         We have acted as counsel for Provectus Pharmaceuticals, Inc., a Nevada corporation (the "Company"), in connection with the proposed issuance by the Company of 100,000 shares of the Company's common shares, par value $.001 per share (the "Common Shares"), 50,000 of which Common Shares are to be issued pursuant to a Consulting Agreement dated August 28, 2002 between the Company and Robert S. Arndt (the "Arndt Agreement"), and 50,000 of which Common Shares are to be issued pursuant to a Consulting Agreement dated August 28, 2002 between the Company and Nunzio Valerie, Jr. (the "Valerie Agreement").

         For purposes of this opinion letter, we have examined copies of the following documents:

1. A copy of Articles of Incorporation of the Company, as amended, certified by the Secretary of State of Nevada on September 16, 2002;

2. A copy of the Bylaws of the Company, as amended, certified by the Secretary of the Company on September 16, 2002;

3. Copies of the Arndt Agreement and the Valerie Agreement (collectively, the "Agreements");

4. Certain minutes or unanimous written consents of the Board of Directors relating to the Agreements; and

5. Such other records, certificates, documents and matters of law as we have deemed necessary to render this opinion

         In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity , accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given and all statements herein are made, in the context of the foregoing.

         Except as specifically set forth herein, we have made no independent factual investigation.

         Based upon and subject to the foregoing, we are of the opinion that, when issued in accordance with the terms of the Agreements, the Common Shares issued pursuant to the Agreements will be validly issued, fully paid and nonassable under the provisions of the Nevada Revised Statutes.

         We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

         This opinion letter has been prepared solely for your use in connection with the filing with the U.S. Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") to effect the registration of the Common Shares issuable pursuant to the Agreements under the Securities Act of 1933, as amended (the "Securities Act"). This opinion letter is furnished to you at your request to enable the Company to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. ss. 229.601(b)(5), in connection with the filing of the Registration Statement. This opinion letter should not be quoted in whole or in part or otherwise referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm. We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement. By giving this consent, we do not admit that we are an "expert" within the meaning of the Securities Act.

         We are admitted to practice in the State of Tennessee and we express no opinion herein regarding the laws of any jurisdiction other than those of the State of Tennessee and the federal laws of the United States of America to the extent specifically referred to herein.

                                        Very truly yours,

                                        /s/ Baker, Donelson, Bearman & Caldwell